Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Marti Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(9)
Fees to be Paid	Equity	Warrants to purchase Ordinary Shares(2)	Rule 457(g)	7,250,000	—		—	—	—
Fees to be Paid	Equity	Ordinary Shares issuable upon the exercise of the Warrants(3)	Rules 457(c), 457(f)(1) and 457(f)(3)	14,437,489	$11.57	(4)	$167,041,747.73	0.00011020	$18,408.00
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001(5)	Rule 457(c)	29,462,049	$0.84	(6)	$24,748,121.16	0.00011020	$2,727.24
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001(7)	Rule 457(c)	3,593,750	$0.84	(6)	$3,018,750	0.00011020	$332.67
Fees to be Paid	Equity	Ordinary Shares, par value $0.0001(8)	Rule 457(c)	73,526,827	$0.84	(6)	$61,762,534.68	0.00011020	$6,806.23
	Total Offering Amounts				—		$256,571,153.57	—	$28,274.14
	Total Fees Previously Paid				—		—	—	35,438.84
	Total Fee Offsets				—		—	—	—
	Net Fee Due				—		—	—	$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form F-1 (this “Registration Statement”) also covers an indeterminate number of additional securities as may be issuable with respect to the shares being registered for resale hereunder as a result of a stock split, stock dividend, recapitalization or similar event.

(2)	Represents 7,250,000 warrants offered by Galata Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”), that were originally issued in a private placement at a price of $1.00 per warrant in connection with the initial public offering of Marti Technologies, Inc. (the “Registrant”) (the “Private Placement Warrants”). The Private Placement Warrants are being registered for resale by the selling securityholder named in this Registration Statement. In accordance with Rule 457(g), the entire registration fee for the Private Placement Warrants is allocated to the Ordinary Shares (as defined below) underlying the Private Placement Warrants, and no separate fee is payable for the Private Placement Warrants.

(3)	Represents the issuance and resale of up to (i) 7,250,000 Class A ordinary shares, par value $0.0001 (“Ordinary Shares”) of the Registrant underlying the Private Placement Warrants and (ii) 7,187,489 Ordinary Shares underlying warrants, originally issued as warrants of the Registrant sold to the public in connection with the Registrant’s initial public offering (“Public Warrants” and, together with the Private Placement Warrants, the “Warrants”).

(4)	Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of (i) the sum of (A) $0.07 (rounded up from the average of the high ($0.06) and low ($0.06) prices of the Public Warrants as reported on the NYSE American Stock Exchange (“NYSE American”) on August 24, 2023) and (B) $11.50, the exercise price of the Warrants, resulting in a combined maximum offering price per Warrant of $11.57, multiplied by (ii) the applicable number of Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Warrants has been allocated to the underlying Ordinary Shares and those Ordinary Shares are included in the registration fee.

(5)	Represents 29,462,049 Ordinary Shares offered by certain of the Registrant’s shareholders named as selling securityholders herein. These shares are being registered for resale by the selling securityholders named in this Registration Statement.

(6)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high ($0.88) and low ($0.80) sales price of the Ordinary Shares as reported on the NYSE American on August 24, 2023.

(7)	Represents (i) 3,578,750 Ordinary Shares offered by Sponsor that were previously held as Class B ordinary shares of the Registrant, which were converted on a one-for-one basis into Ordinary Shares of the Registrant (“Founder Converted Shares”) at the effective time of the Merger and (ii) 15,000 Founder Converted Shares offered by Gala Investments LLC, a Delaware limited liability company.

(8)	Represents the issuance and resale of up to 73,526,827 Ordinary Shares underlying (i) $54,774,415 principal amount of convertible notes (the “Convertible Notes”) and (ii) up to $40,000,000 in subscriptions of Convertible Notes at the option of Callaway Capital Management LLC up until July 9, 2024.

(9)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.00011020.

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